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                                                                EXHIBIT 23(D)(2)

                                     FORM OF
                             SUB-ADVISORY AGREEMENT

     This Sub-Advisory Agreement ("Sub-Advisory Agreement") executed as of May 1, 2010, is between LINCOLN INVESTMENT ADVISORS CORPORATION, a Tennessee corporation (the "Adviser"), and BlackRock Financial Management, Inc., a Delaware corporation (the "Sub-Adviser").

     WHEREAS, Lincoln Variable Insurance Products Trust (the "Trust"), on behalf of the LVIP BlackRock Inflation Protected Bond Fund (the "Fund"), has entered into an Investment Management Agreement with the Adviser, pursuant to which the Adviser has agreed to provide certain investment management services to the Fund; and

     WHEREAS, the Adviser desires to appoint Sub-Adviser as investment sub-adviser to provide the investment advisory services to the Fund as specified herein, and Sub-Adviser is willing to serve the Fund in such capacity.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1. SERVICES TO BE RENDERED BY SUB-ADVISER TO THE FUND.

     (a) Subject to the direction and control of the Board of Trustees (the "Trustees") of the Trust, during the term of this Sub-Advisory Agreement, the Sub-Adviser, at its expense, will furnish continuously an investment program for the Fund which shall meet the diversification requirements of Subchapters L and M under the Internal Revenue Code of 1986 (the "Code"). The Sub-Adviser will make investment decisions on behalf of the Fund and place all orders for the purchase and sale of portfolio securities. The Sub-Adviser will be an independent contractor and will not have authority to act for or represent the Trust or Adviser in any way or otherwise be deemed an agent of the Trust or Adviser except as expressly authorized in this Agreement or another writing by the Trust, Adviser and the Sub-Adviser.

     (b) The Sub-Adviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties faithfully and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Fund (excluding determination of net asset value per share, portfolio accounting and shareholder accounting services). The Sub-Adviser shall be responsible for commercially reasonable expenses relating to the printing and mailing of required supplements to the Fund's registration statement, provided that such supplements relate solely to a change in control of the Sub-Adviser or any change in the portfolio manager or managers assigned by the Sub-Adviser to manage the Fund, and further provided that Adviser provides Sub-Adviser with an estimate of expense in advance of distributing the supplement..

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     (c) The Sub-Adviser shall vote proxies relating to the Fund's investment securities in accordance with the Sub-Adviser's proxy voting policy and guidelines, as they may be amended from time to time, and in the manner in which the Sub-Adviser believes to be in the best interests of the Fund, and shall review its proxy voting activities on a periodic basis with the Trustees. The Trust or Adviser may withdraw the authority granted to the Sub-Adviser pursuant to this Section at any time upon written notice.

     (d) The Sub-Adviser will select brokers and dealers to effect all portfolio transactions subject to the conditions set forth herein (except to the extent such transactions are effected in accordance with such policies or procedures as may be established by the Board of Trustees and provided to the Sub-Adviser.) In the selection of brokers, dealers or futures commission merchants and the placing of orders for the purchase and sale of portfolio investments for the Fund, the Sub-Adviser shall seek to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. The Adviser reserves the right to direct the Sub-Adviser upon written notice not to execute transactions through any particular broker(s) or dealer(s), and the Sub-Adviser agrees to comply with such request within ten business days of receiving written notice. In seeking to obtain for the Fund the most favorable price and execution available, the Sub-Adviser, bearing in mind the Fund's best interests at all times, shall consider all factors it deems relevant, including by way of illustration: price; the size of the transaction; the nature of the market for the security; the amount of the commission; the timing of the transaction taking into account market prices and trends; the reputation, experience and financial stability of the broker, dealer, or futures commission merchant involved; and the quality of service rendered by the broker, dealer or futures commission merchant in other transactions. Subject to such policies as the Trustees may determine, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker, dealer or futures commission merchant that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker, dealer or futures commission merchant would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, dealer or futures commission merchant, viewed in terms of either that particular transaction or the Sub-Adviser's over-all responsibilities with respect to the Fund and to other clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion, notwithstanding that the Fund may not be the exclusive beneficiary of such research. The Sub-Adviser shall maintain records adequate to demonstrate compliance with this section.

     On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. Adviser hereby acknowledges that such aggregation of orders may not result in more favorable pricing or lower brokerage

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commissions in all instances. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in compliance with Section 17(d) of the Investment Company Act of 1940 and the rules established thereunder (the "1940 Act"),
Section 206 of the Investment Advisers Act of 1940 and any rules established thereunder, and pursuant to policies adopted by the Sub-Adviser and approved by the Board of Trustees of the Fund.

     (e) The Sub-Adviser will provide reasonable assistance to the Investment Adviser as to the determination of the fair value of certain investments where market quotations are not readily available for purposes of calculating net asset value of the Fund in accordance with valuation procedures and methods established by the Trustees.

     (f) The Sub-Adviser shall furnish the Adviser and the Board of Trustees with such information and reports regarding the Fund's investments as the Adviser deems reasonably appropriate or as the Board of Trustees shall reasonably request. The Sub-Adviser shall make its officers and employees available from time to time, including attendance at Board of Trustees Meetings, at such reasonable times as the parties may agree to review investment policies of the Fund and to consult with the Adviser or the Board of Trustees regarding the investment affairs of the Fund.

     (g) The Sub-Adviser shall not consult with any other sub-adviser to the Fund or a sub-adviser to a portfolio that is under common control with the Fund concerning the assets of the Fund, except as permitted by the policies and procedures of the Fund. Notwithstanding the foregoing, Sub-Adviser shall not be prohibited from consulting with any of its affiliated persons concerning transactions in securities or other assets, and Sub-Adviser shall not be prohibited from consulting with any of the other covered advisers concerning compliance with paragraphs (a) and (b) of Rule 12d3-1 of the 1940 Act.

     (h) In the performance of its duties, the Sub-Adviser shall be subject to, and shall perform in accordance with, the following: (i) provisions of the organizational documents of the Trust that are applicable to the Fund; (ii) the investment objectives, policies and restrictions of the Fund as stated in the Fund's currently effective Prospectus and Statement of Additional Information ("SAI") as amended from time to time and communicated to the Sub-Adviser; (iii) the Investment Company Act of 1940 (the "1940 Act") and the Investment Advisers Act of 1940 (the "Advisers Act"); (iv) any written instructions and directions of the Trustees, the Adviser or Fund management; and (v) its general fiduciary responsibility to the Fund.

     (i) The Sub-Adviser shall provide reasonable assistance to the Fund, the Adviser and the Fund's distributor in the preparation of its registration statement, prospectus, shareholder reports, marketing materials and other regulatory filings, or any amendment or supplement thereto (collectively, "Regulatory Filings") and shall provide the Fund with disclosure for use in the Fund's Regulatory Filings, including, without limitation, any requested disclosure related to the Sub-Adviser's investment management personnel, portfolio manager compensation, Codes of Ethics, firm description, investment management strategies and techniques, and proxy voting policies.

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     (j) The Sub-Adviser shall furnish the Adviser, the Board of Trustees and/or the Chief Compliance Officer of the Trust and/or the Adviser with such information, certifications and reports as such persons may reasonably deem appropriate or may request from the Sub-Adviser regarding the Sub-Adviser's compliance with Rule 206(4)-7 of the Advisers Act and the Federal Securities Laws, as defined in Rule 38a-1 under the 1940 Act. Such information, certifications and reports shall include, without limitation, those regarding the Sub-Adviser's compliance with the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act, the Code of Ethics of the Sub-Adviser and the Trust and certifications as to the validity of certain information included in the Fund's Regulatory Filings. The Sub-Adviser shall make its officers and employees (including its Chief Compliance Officer or individuals from the Sub-Adviser's Legal and Compliance Department knowledgeable about the Sub-Adviser's compliance program) available to the Adviser and/or the Chief Compliance Officer of the Trust and/or the Adviser from time to time to examine and review the Sub-Adviser's compliance program and its adherence thereto.

     (k) The Sub-Adviser may from time to time employ or associate with itself any person it believes to be particularly fitted to assist it in providing the services to be performed by the Sub-Adviser hereunder, provided that no such person shall perform any services with respect to the Fund that would constitute an assignment or require a written advisory agreement pursuant to the 1940 Act. Any compensation payable to such persons shall be the sole responsibility of the Sub-Adviser, and neither the Adviser nor the Trust shall have any obligations with respect thereto.

     (l) The Sub-Adviser shall have no power, authority, responsibility, or obligation hereunder to take any action with regard to any claim or potential claim in any bankruptcy proceedings, class action securities litigation, or other litigation or proceeding affecting securities held at any time in the Fund, including, without limitation, to file proofs of claim or other documents related to such proceedings (the "Litigation"), or to investigate, initiate, supervise, or monitor the Litigation involving Fund assets, and Adviser acknowledges and agrees that no such power, authority, responsibility or obligation is delegated hereunder. Nevertheless, the Sub-Adviser agrees that it shall provide Adviser with any and all documentation or information relating to the Litigation as may reasonably be requested by Adviser.

     (m) The Adviser does hereby authorize the Sub-Adviser to execute swaps agreements with counterparties on the Adviser's behalf, subject to prior review and approval of the Adviser, as the Sub-Adviser deems appropriate from time to time in order to carry out the Sub-Adviser's responsibilities hereunder.

2. Representations.

     (a) Representations of the Adviser. The Adviser represents, warrants and agrees as follows: (1) The Adviser has been duly authorized by the Board of Trustees of the Trust to delegate to the Sub-Adviser the provision of investment services to the Fund as contemplated thereby; and (2) The Adviser (i) is registered as an investment adviser under

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the Advisers Act of 1940 (the "Advisers Act") and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, all applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of any investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

     (b) Representations of the Sub-Adviser. The Sub-Adviser represents, warrants and agrees as follows: The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act of 1940 (the "Advisers Act") and will continue to be so registered for so long as this Agreement remains in effect;
(ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement;
(iii) has met, and will continue to meet for so long as this Agreement remains in effect, all applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of any investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

     (c) The Trust acknowledges that it has received a copy of the Sub-Adviser Form ADV at least 48 hours prior to the execution of this Agreement.

3. OTHER AGREEMENTS.

     The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

     The Adviser agrees that Sub-Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Fund. The Adviser also acknowledges that Sub-Adviser and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Fund, and that Sub-Adviser will carry out its duties hereunder together with its duties under such relationships.

4. COMPENSATION TO BE PAID BY THE ADVISER TO THE SUB-ADVISER.

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     (a) As compensation for the services to be rendered by the Sub-Adviser under the provisions of this Agreement, the Adviser will pay to the Sub-Adviser a fee each month based on the average daily net assets of the Fund during the month. Solely for the purpose of determining the promptness of payments, payments shall be considered made upon mailing or wiring pursuant to wiring instructions provided by the Sub-Adviser. Such fee shall be calculated in accordance with the fee schedule applicable to the Fund as set forth in Schedule A attached hereto.

     (b) The fee shall be paid by the Adviser, and not by the Fund, and without regard to any reduction in the fees paid by the Fund to the Adviser under its management contract as a result of any statutory or regulatory limitation on investment company expenses or voluntary fee reduction assumed by the Adviser. Such fee to the Sub-Adviser shall be payable for each month within 10 business days after the end of such month. If the Sub-Adviser shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

5. AUTOMATIC TERMINATION.

     This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment or in the event that the investment advisory contract between the Adviser and the Fund shall have terminated for any reason.

6. EFFECTIVE PERIOD; TERMINATION AND AMENDMENT OF THIS AGREEMENT.

     (a) This Agreement shall become effective as of the date first written above, and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as set forth below.

     (b) This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as continuance is specifically approved at least annually by the Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund as required by the 1940 Act; provided, however, that this Agreement may be terminated at any time without the payment of any penalty:

          (i) by the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund;

          (ii) by the Adviser on 60 days' written notice to the Sub-Adviser; or

          (iii) by the Sub-Adviser on 60 days' written notice to the Adviser.

     (c) Except to the extent permitted by the 1940 Act or the rules or regulations thereunder or pursuant to any exemptive relief granted by the Securities and Exchange Commission ("SEC"), this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Fund

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(unless such approval is not required by Section 15 of the 1940 Act as interpreted by the SEC or its staff) and by the vote of a majority of the Independent Trustees.

     (d) Termination will be without prejudice to the completion of any transaction already initiated. On, or after, the effective date of termination, the Sub-Adviser shall be entitled, without prior notice to the Adviser or the Fund, to direct the Custodian to retain and/or realize any assets of the Fund as may be required to settle transactions already initiated. Following the date of effective termination, any new transactions will only be executed by mutual agreement between the Adviser and the Sub-Adviser.

7. CERTAIN INFORMATION.

     The Sub-Adviser shall promptly notify the Adviser in writing of the occurrence of any of the following events: (a) the Sub-Adviser shall fail to be registered as an investment adviser under the Advisers Act and under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement, (b) the Sub-Adviser has a reasonable basis for believing that the Fund has failed to satisfy the diversification requirements under Subchapter L or M under the Code
(c) the Sub-Adviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund, and
(d) the portfolio manager(s) of the Fund shall have changed.

8. NONLIABILITY OF SUB-ADVISER.

     Except as may otherwise be provided by the Investment Company Act of 1940 or the Investment Advisers Act of 1940, in the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser, or reckless disregard of its obligations and duties hereunder, neither the Sub-Adviser nor its officers, directors, employees, agents or affiliates shall be subject to any liability to the Adviser, the Fund or to any shareholder of the Fund, for any act or omission in the course of, or connected with, rendering services hereunder.

9. INDEMNIFICATION.

     Notwithstanding Section 8, the Advisor and the Sub-Adviser each agree to indemnify the other party (and each party's affiliates, employees, directors and officers) against any claim, damages, loss or liability (including reasonable attorneys' fees) arising out of any third party claims brought against an indemnified party that are found to constitute willful misfeasance, bad faith or gross negligence on the part of the indemnifying party, provided that the party seeking indemnification has not also engaged in willful misfeasance, bad faith or gross negligence relating to such claim.

10. RECORDS; RIGHT TO AUDIT.

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     (a) The Sub-Adviser agrees to maintain in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to the Fund's investments made by the Sub-Adviser that are required to be maintained by the Fund pursuant to the requirements of Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records that it maintains on behalf of the Fund are the property of the Fund, and the Sub-Adviser will surrender promptly to the Fund any such records upon the Fund's request; provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser will use records or information obtained under this Agreement only for the purposes contemplated hereby, and will not disclose such records or information in any manner other than expressly authorized by the Fund, or if disclosure is expressly required by applicable federal or state regulatory authorities or by this Agreement. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement and shall transfer all such records to any entity designated by the Adviser upon the termination of this Agreement.

     (b) The Sub-Adviser agrees that all accounts, books and other records maintained and preserved by it as required hereby will be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the SEC, the Fund's auditors, any representative of the Fund, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Fund.

11. CONFIDENTIAL INFORMATION

     (a) The Sub-Adviser will use records or information obtained under this Agreement only for the purposes contemplated hereby, and will not disclose such records or information in any manner other than expressly authorized by the Fund, or if disclosure is expressly required by applicable federal or state regulatory authorities or by this Agreement.

     (b) Notwithstanding the foregoing, the Sub-Adviser shall not disclose to any third party the "non-public portfolio holdings" of the Fund, unless (1) there is a legitimate business purpose for such disclosure, and (2) such third party agrees in writing with Sub-Adviser to keep such information confidential and to not engage in trading based upon such information. "Non-public portfolio holdings" means holdings which have not first been made public by making a filing with the Securities and Exchange Commission which is required to include such portfolio holdings information or otherwise made public by the Adviser in accordance with Regulation FD.

12. MARKETING MATERIALS.

     (a) The Fund shall furnish to the Sub-Adviser, prior to its use, each piece of advertising, supplemental sales literature or other promotional material in which the Sub-Adviser or any of its affiliates is named. No such material shall be used except with prior written permission of the Sub-Adviser or its delegate. The Sub-Adviser agrees to respond to any request for approval on a prompt and timely basis. Failure by the Sub-Adviser to respond within ten (10) business days to the Fund shall relieve the Fund of the obligation to obtain the prior written permission of the Sub-Adviser.

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     (b) The Sub-Adviser shall furnish to the Fund, prior to its use, each piece of advertising, supplemental sales literature or other promotional material in which the Fund, the Adviser or any of the Adviser's affiliates is named. No such material shall be used except with prior written permission of the Fund or its delegate. The Fund agrees to respond to any request for approval on a prompt and timely basis. Failure by the Fund to respond within ten (10) business days to the Sub-Adviser shall relieve the Sub-Adviser of the obligation to obtain the prior written permission of the Fund.

13. "USE OF THE NAME "BLACKROCK".

It is understood and hereby agreed that "BlackRock" and any derivative or logo or trademark or service mark or trade name, are the valuable property of the Sub-Adviser and its affiliates for copyright and other purposes and may not be used by the Adviser or its affiliates without Sub-Adviser's prior written approval. The Adviser further agrees that, in the event that the Sub-Adviser shall cease to act as an investment adviser with respect to the investment of assets allocated to the Fund, both the Adviser and the Fund shall promptly take all necessary and appropriate action to change their product names to names which do not include "BlackRock" or any derivative or logo or trademark or service mark or trade name, provided, however, that the Adviser and the Fund may continue to use the word "BlackRock" or any derivative or logo or trademark or service mark or trade name if the Sub-Adviser consents specifically in writing to such use. Notwithstanding the foregoing, either while the Sub-Adviser acts as an investment adviser or after the Sub-Adviser ceases to act as an investment adviser, the Adviser, the Fund, or the Trust may use the "Blackrock" name without written approval of the Sub-Adviser if such usage is for the purpose of meeting a disclosure obligation under laws, rules, regulations, statutes and codes, whether state or federal.

14. GOVERNING LAW.

     This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles, and the applicable provisions of the Investment Company Act of 1940 or other federal laws and regulations which may be applicable. To the extent that the applicable law of the State of Delaware or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act of 1940 or other federal laws and regulations which may be applicable, the latter shall control.

15. SEVERABILITY/INTERPRETATION.

     If any provision of this Agreement is held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

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15. NOTICES.

     Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be given in writing, delivered, or mailed to the other party, or transmitted by facsimile to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

     (a)  If to the Sub-Adviser:

          BlackRock Financial Management, Inc.
          40 East 52nd Street
          New York,  New York 10022
          Attention: General Counsel.

     (b)  If to the Adviser:

          Lincoln Investment Advisors Corporation
          One Granite Place
          Concord, NH 03301
          Attn: Craig Moreshead
          Facsimile (603) 226-5706

16. CERTAIN DEFINITIONS.

     For the purposes of this Agreement, the terms "vote of a majority of the outstanding voting securities," "interested persons," and "assignment" shall have the meaning defined in the 1940 Act, and subject to such orders or no-action letters as may be granted by the SEC and/or its staff.

     IN WITNESS WHEREOF, the parties have caused this instrument to be signed by their duly authorized representatives, all as of the day and year first above written.

                                        LINCOLN INVESTMENT ADVISORS CORPORATION


                                        ----------------------------------------
                                        Name:
                                        Title:

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                                        BLACKROCK FINANCIAL MANAGEMENT, INC.


                                        ----------------------------------------
                                        Name:
                                        Title:


Accepted and agreed to
as of the day and year
first above written:

LINCOLN VARIABLE INSURANCE PRODUCTS TRUST, on behalf of the ______________ Fund


-------------------------------
Name:
Title:

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